Exhibit 99.1

Conference call:	Today, August 9, 2010 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231-2905 or (415) 226 -5355

Wave Q2 Revenues Rose 34%, to $6.4 Million Driven

By Continued Progress in Software License Activity

Announces Recent Customer and OEM Progress

Lee, MA—August 9, 2010 -Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported operating results for the second quarter (Q2) and six months ended June 30, 2010.  The company also reported on recent customer wins and OEM and partner progress.

Benefiting from growth in royalties from enterprise software license sales (previously referred to as “upgrade sales”), as well as increased shipments of Wave’s software bundled with enterprise PCs that include a Trusted Platform Module (TPM) and/or a self-encrypting drive (SED), Wave’s Q2 ’10 net revenues from software licensing rose 40% to $6.2 million from $4.4 million in Q2 ’09.  Including a modest decrease in net services revenues related to government service contracts, Wave’s Q2 ’10 net revenues rose 34% to $6.4 million versus $4.8 million in Q2 ’09 and rose 10% over Q1 ’10 net revenues of $5.9 million.  Total billings increased 38% to $6.3 million in Q2 ’10, compared to total billings of $4.6 million in Q2 ’09, and rose 12% versus Q1 ’10 total billings of $5.6 million.  Net revenue is reconciled to billings below.

Reflecting increased investments in SG&A and R&D to support Wave’s OEM relationships, its expanding base of customers and an array of product enhancements, Wave’s Q2 ’10 net loss increased to $1.0 million, or $0.01 per basic and diluted share, compared to a Q2 ’09 net loss of $0.3 million, or $0.01 per basic and diluted share, and Wave’s Q1 ’10 net loss of $0.7 million, or $0.01 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the second quarters of 2010 and 2009 of 80.3 million and 66.4 million, respectively, and on a weighted average of 77.2 million basic shares outstanding at March 31, 2010.

Wave reported negative EBITDAS of $53,000 for Q2 ’10 compared to positive EBITDAS of $144,000 in Q2 ’09 and negative EBITDAS of $118,000 in Q1 ’10.  EBITDAS is a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense.  Net income is reconciled to EBITDAS below.

Giving effect to Wave’s second quarter purchase of two U.S. patents on core technology underlying SEDs for $1.1 million in cash, as of June 30, 2010, Wave’s cash and cash equivalents declined to $4.5 million compared to $5.1 million on March 31, 2010.  As of June 30, 2010, Wave’s total current assets declined to $8.5 million as compared to $9.1 million at March 31, 2010 and its total current liabilities declined to $7.1 million, including $3.1 million of deferred revenue, from $7.5 million at March 31, 2010.

Steven Sprague, President and CEO of Wave Systems commented, “Wave’s improved second quarter revenues reflected sequential and year-over-year increases in both enterprise software sales activity, as well as a higher volume of OEM software bundling with PCs incorporating TPMs.  The increase in bundling activity reflected a rebound in PC shipments by our OEM partners.

“To support growing interest we are seeing in trusted computing solutions, we have increased investments in sales and marketing and in R&D, generally in line with our revenue performance.  We believe these investments are critical to the continued expansion of our business and to address OEM partner and customer interest in our products.  Significant developments include Dell’s plans to significantly enhance the user interface for Wave’s solutions in next year’s commercial PCs and Acer’s decision to expand its relationship with Wave beyond enterprise desktops to include business notebook systems.

“We are also seeing continued adoption of our enterprise solutions by customers in new markets, including a national online brokerage services firm and a large integrated healthcare delivery system.  We review some new customer developments below.

“We are also encouraged by our continued services work with the U.S. government and are dedicating substantial resources to support this project and are particularly encouraged by the visibility they will be giving to trusted computing solutions at a conference in September.”

Summary of Recent Progress/Developments:

OEM/Partner News:

•                  Dell and Wave Are Developing the Next Generation Platform Security Solution for Dell’s 2011 Latitude, Precision and Optiplex Models.  These platforms are to include an enhanced user interface designed to make it easier for users to activate client-side security capabilities.  Wave will continue to supply Dell with authentication solutions (TPM, biometrics and smart cards) and SED management.  Dell PCs powered by Wave security are currently in use in financial services, healthcare, manufacturing, utilities, law firms, and government customer verticals.

•                  Acer to Include Wave Security Solutions on Desktop and Notebook Systems for Release in Q4 2010.  On select platforms, Acer now plans to provide an enhanced user interface that includes Wave’s TPM authentication management and optional SED management.  The platforms will be targeted to the SMB market, with the intention of building channel awareness of Acer platforms with security installed at the factory.  Acer also continues to be licensed to resell Wave’s EMBASSY® Remote Administration Server (ERAS) to end users through its broad channel partner network.

•                  Wave and Hitachi GST Announce Comprehensive Data Protection Solution. Wave’s EMBASSY security software is compatible with Hitachi Global Storage Technologies’ (Hitachi GST) Travelstar™ SEDs available through Hitachi’s worldwide distribution channels.  The drives are among the first commercially available based on the Trusted Computing Group’s Opal storage specification that defines a set of drive security features.  Wave’s EMBASSY management software (available separately from Wave’s channel partners, resellers and direct from Wave) provides IT managers with powerful capabilities for deploying, administering and managing Hitachi SEDs.

Customer News:

•                  A Big Four Accounting Firm Selected Wave to Roll out Strong Authentication Using Trusted Platform Modules (TPMs) Throughout the Enterprise.  As previously reported by Wave in May, this accounting firm selected Wave software for use in activating tens of thousands of TPMs for VPN, network access and other security issues.   The ability to have known machines on known networks was a primary factor behind the decision to use Wave software.  Wave worked with the firm to complete the design and architecture of solutions for VPN access control, and to replace the previous solution.

•                  Cass Information Systems Deploys Wave Solutions for Managing Hardware Encryption.  Cass, a leading provider of transportation, utility and telecom expense management and related business intelligence services, evaluated both hardware and software encryption options before deciding on self-encrypting drives managed by Wave.  The solution selected provides for encryption management across multiple domains, pre-boot authentication and the need to prove encryption was in place if a laptop became lost or stolen.

•                  BNY Mellon Corporate Launched Innovative eVault Service. Wave’s eSignSystems division was integral in the launch, providing lifecycle management tools for eMortgage processing that support the ongoing eVault Service.

Other News:

•                  Gartner Predicts All Hard Drives will be Shipped Pre-Loaded with Industry Standard FDE within Five Years; Key Management Cited as Critical.  Citing the role of the Trusted Computing Group in defining and promoting open standards for hardware-enabled trusted computing technologies, Gartner “believes that, within five years, all HDDs will be shipped preloaded with some kind of industry-standard FDE technology, just as all mobile, desktop and enterprise HDDs shipped today are preloaded with some kind of diagnostic software.”  The report also notes that key management “is a crucial issue, and encryption is useless if there is weak key management.”  A primary benefit of self-encrypting drives, according to Gartner, was that the encryption key never leaves the drive and that key management is generally handled by an independent software vendor with some centralized management for password recovery and authentication. The report, entitled “Gartner Hype Cycle for Storage Technologies, 2010” is available for download here.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as data protection, strong authentication, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of over 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the self-encrypting drive standard, Opal.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than existing software-based encryption solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net revenues:
Licensing	$6,201,955	$4,424,492	$11,895,475	$8,155,388
Services	246,719	373,148	422,626	676,433
Total net revenues	6,448,674	4,797,640	12,318,101	8,831,821

Operating expenses:
Licensing — cost of sales	292,413	184,729	494,538	350,401
Services — cost of sales	166,728	202,441	316,263	384,829
Selling, general, and administrative	4,575,509	2,948,138	8,665,635	6,326,659
Research and development	2,376,690	1,800,962	4,563,999	3,626,086
Total operating expenses	7,411,340	5,136,270	14,040,435	10,687,975
Operating loss	(962,666)	(338,630)	(1,722,334)	(1,856,154)

Other income (expense):
Net interest expense	(4,319)	(5,497)	(8,927)	(11,314)

Net loss	$(966,874)	$(343,752)	$(1,731,050)	$(1,866,984)

Loss per common share — basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average number of common shares outstanding during the period	80,302,956	66,375,990	78,753,340	64,134,741

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Total net revenues	$6,448,674	$4,797,640	$12,318,101	$8,831,821
Decrease in deferred revenue	(119,115)	(202,952)	(361,838)	(234,501)

Total billings (Non-GAAP)	$6,329,559	$4,594,688	$11,956,263	$8,597,320

Net loss as reported	$(966,874)	$(343,752)	$(1,731,050)	$(1,866,984)
Net interest expense	4,208	5,122	8,716	10,830
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization	122,957	63,072	191,141	125,563
Stock-based compensation expense	786,729	419,385	1,359,892	841,424

EBITDAS (Non-GAAP)	$(52,980)	$143,827	$(171,301)	$(889,167)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$4,475,446	$1,900,014
Accounts receivable, net of allowance for doubtful accounts of $-0- June 30, 2010 and December 31, 2009	3,769,610	3,850,020
Prepaid expenses	290,596	207,343
Total current assets	8,535,652	5,957,377
Property and equipment, net	433,113	237,237
Intangibles, net	1,063,333	—
Other assets	127,382	133,311
Total Assets	10,159,480	6,327,925

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	3,917,302	4,441,657
Current portion of capital lease payable	64,267	61,857
Deferred revenue	3,139,023	3,500,861
Total current liabilities	7,120,592	8,004,375
Long-term portion of capital lease payable	150,757	183,505
Total liabilities	7,271,349	8,187,880

Stockholders’ Equity (Deficit):
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 80,736,587 shares issued and outstanding in 2010 and 75,211,054 in 2009	807,366	752,110
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2010 and 2009	382	382
Capital in excess of par value	351,847,548	345,423,668
Accumulated deficit	(349,767,165)	(348,036,115)
Total Stockholders’ Equity (Deficit)	2,888,131	(1,859,955)
Total Liabilities and Stockholders’ Equity (Deficit)	$10,159,480	$6,327,925

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